Exhibit 10.1

CONSULTING AGREEMENT

AGREEMENT (this “Agreement”) made as of  July 5, 2006 by and between John F. Kirby (the “Consultant”), with an address at 6 Vista Drive, Boonton, NJ 07005, and Navigators Management Company, Inc. (the “Company”), with offices at Reckson Executive Park, 6 International Drive, Rye Brook, NY 10573.

W  I  T  N  E  S  S  E  T  H:

WHEREAS, the Company wishes to retain the Consultant to provide certain consulting services to the Company; and

WHEREAS, the Consultant is willing to provide the Company with such consulting services.

NOW, THEREFORE, the parties hereby agree as follows:

1.             Retention of Consultant. The Company hereby agrees to retain the Consultant, and the Consultant hereby accepts such retention, on the terms and subject to the conditions set forth in this Agreement, to provide the Company with such underwriting advisory and other consulting services (the “Services”) as may be requested by the Company from time to time during the Term (as hereinafter defined).

2.             Availability of Consultant. The Consultant agrees to devote such time and attention to providing the Services as he and the Company shall jointly deem reasonably necessary or appropriate.

3.             Term of Agreement. The term of this Agreement (the “Term”) shall be for a period of one year from the date hereof, unless either party hereto provides to the other party 30 days’ prior written notice of such party’s election to terminate this Agreement during the Term.

4.             Compensation. The Company agrees to pay to the Consultant, as full compensation for the provision of the Services by the Consultant during the Term, the sum of Thirty-Five Thousand Dollars ($35,000) per annum (the “Compensation”). The Compensation shall be payable on a monthly basis, upon receipt by the Company of an invoice from the Consultant. The Company shall also reimburse the Consultant, upon presentation by the Consultant to the Company of receipts or other appropriate supporting documentation, for all reasonable travel expenses incurred by the Consultant in performing the Services.

5.             Notices. Any notice given under this Agreement shall be made in writing and shall be deemed to be given when mailed via a nationally recognized overnight delivery service or by registered or certified mail, postage prepaid, addressed to the other party at the appropriate address set forth above, or at such other address as such other party may hereafter designate by written notice hereunder.

6.             Assignment. Neither party shall assign this Agreement without the prior written consent of the other party.

7.             Independent Contractor. The parties expressly agree and intend that the Consultant, at all times hereunder, is acting as an independent contractor and assumes full responsibility for his actions while providing the Services pursuant to this Agreement. In no event shall the Consultant be considered an employee of the Company, nor shall the Company be responsible for the payment to the Consultant of any compensation or employment benefits except as expressly set forth in this Agreement.

8.             Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York applicable to agreements made and to be performed entirely within such State.

9.             Entire Agreement; Amendment. This Agreement constitutes the entire agreement between the parties, and supersedes all prior understandings, whether oral or written, between them, with respect to the subject matter hereof. This Agreement may not be amended except as agreed in writing by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

NAVIGATORS MANAGEMENT COMPANY, INC.

By:  /s/ Stanley A. Galanski

JOHN F. KIRBY

By: /s/ John F. Kirby